EXHIBIT NO. 99.1

Press release dated February 12, 2007

Contact:

A. Clayton Perfall	Brian H. Burke
Chief Executive Officer	Chief Financial Officer
Union Street Acquisition Corp	Union Street Acquisition Corp.
703-682-0730	703-682-0730

FOR IMMEDIATE RELEASE

UNION STREET ACQUISITION CORP.

ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

Alexandria, Virginia, February 12, 2007 – Union Street Acquisition Corp. (AMEX: USQ.U) (the “Company”) announced today that, commencing with the opening of trading on February 14, 2007, the common stock and warrants included in the Company’s outstanding 12,500,000 units will commence separate trading on the American Stock Exchange. Holders of units may elect to trade the component shares of common stock and warrants separately. Those units not separated will continue to trade on the American Stock Exchange under the symbol USQ.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols USQ and USQ.WS, respectively.

Union Street Acquisition Corp. is a recently formed blank check company organized to acquire one or more operating businesses in the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors. The Company completed its initial public offering of 12,500,000 units on February 9, 2007 and this separate trading is as provided for under the terms of the offering.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.